Exhibit 10.1

Mr. Mark Murphy
[●]

Dear Mark:

On behalf of Rodney O'Neal, Delphi's President and Chief Executive Officer, I am pleased to formally extend an offer of employment to you as Executive Vice President, Chief Financial Officer.

The following provides a summary of Delphi's offer:

Base Salary: We are pleased to offer you an initial base salary at an annual rate of $685,000. Your base salary will be reviewed from time to time in accordance with normal Delphi practice.

Target Annual Incentive: You are also eligible for our annual incentive plan (calendar year). Your target annual incentive compensation will be $685,000 (100% of your base salary). The target has the potential to payout in a range of $0 - $1,370,000 depending on the company and personal performance. In the past three years, we have paid on average approximately 140% of target. Upon joining Delphi, you will be enrolled in the company's annual incentive program and receive a pro-rata payout as well as any transition costs up to $500,000, in the first quarter of 2015.

Long Term Incentive: Your long term incentive target will be $2,000,000. This is an equity award granted annually and denominated in shares. Twenty five percent (25%) of this award is time based Restricted Stock Units which vest over three years beginning on the one year anniversary of the grant. The other seventy five percent (75%) of the award is tied to Delphi's performance against metrics (currently these are Average RONA, Cumulative EPS and Relative Total Shareholder Return.) The performance shares vest at the end of the third calendar year and will be distributed as soon as possible following confirmation of the company's performance to the metrics. Additionally, you will be provided a $2,000,000 grant in October 2014 which will vest in the same fashion as the annual grant described above (25% time and 75% performance); however the vesting schedule for both performance and time based units will be treated as if the grant was made in February 2014. Participation in the Long Term Incentive Plan (LTIP) is conditioned upon the signing of a non-compete/non-solicit agreement with each grant award. A copy of the agreement is attached for your reference.

Other Payments: As we discussed, Delphi will provide to you a sign-on bonus totaling $1,250,000 as an incentive to accept our offer and to help cover the remaining portion of your unvested equity at your current company. The initial payment of $750,000 will be provided in your first paycheck from Delphi and is subject to repayment to Delphi should you voluntarily leave Delphi for any reason within 12 months from your date of hire. The remaining $500,000 will be made in April 2015 and similarly subject to repayment within 12 months under the terms referenced above.

Relocation: You will be eligible for the company's standard relocation policy in moving your family to Michigan as well as reimbursement for any relocation costs due your previous employer subject to repayment provisions that apply under their policy.

Benefits: In addition to the compensation elements described above, you are also eligible for our benefits package. A brief summary of current Delphi benefits and eligibility requirements is provided at the end of this offer for your review. Currently, our benefit package includes a Salaried Retirement Savings Plan (401(k)), health care, life and disability insurance plans, as well as vacation and holiday allowances. Please be advised that Delphi reserves the right to amend, modify and/or terminate any of its incentive, severance, retirement, insurance or other benefit plans, policies or programs at any time for any reason. As you would expect, all compensation and payments will be subject to applicable tax withholding.

In accordance with Delphi policy and contingent on your acceptance of this offer, a background verification process will be conducted. You are additionally responsible for completing a pre-employment drug screen. Your employment is contingent upon the results of the background verification and drug screen. The consent forms are attached. Once the forms are completed, we will work with you to find a convenient screening site near your home.

Employment is also contingent upon your current and continued eligibility to work in the United States. To comply with government regulations, unexpired identification documents (i.e. passport) must be presented on your first day of work to verify that you are authorized to work in the United States.

If you should have any questions, please call me at 202/247-8706 or reach me by e-mail at eric.rehmann@delphi.com. Please sign and return one copy of this offer letter to me to signify your acceptance of this offer and your understanding of its contents. On behalf of Rodney O'Neal and the senior leadership team, we look forward to you becoming a member of the Delphi team.

Sincerely,	Acknowledged and Accepted:

Eric Rehmann	By:	/s/ Mark J. Murphy

Vice President, Talent Management	Date:	9/3/2014

DELPHI BENEFIT SUMMARY

•
Qualified Retirement Savings Plan - 401(k): As a U.S. salaried employee, you will be eligible for Delphi contributions to your 401(k) account equal to 4% of your base salary and earned annual incentive plan payment. Additionally, Delphi currently provides a matching contribution equal to 50% of your contributions, up to a maximum of 3.5%. For example, if you contribute 7% of your base salary and annual incentive payment to the plan, Delphi would match this with a 3.5% contribution. Of course, Delphi U.S.'s decision to make any contribution or match is subject to the availability of Delphi U.S.'s earnings and cash to contribute to this plan, as determined by the Board.

•
Non-Qualified Savings Plan: You will also be eligible to participate in Delphi's Salaried Retirement Equalization Savings Program (the "SRESP"), a non-qualified defined contribution plan that operates in a manner similar to a 401(k) plan with respect to compensation above the IRS annual compensation limit.

•
Health Care: You will be eligible for health care services, including dental coverage. The cost to you for the program and the options available in terms of carriers or plans will be based upon your geographic location. You will be eligible for first day coverage in the plan you elect on a retro-active basis.

•
Life Insurance: Delphi will provide you with a term-life insurance policy with a face amount equal to 1.5 times your annual base salary. The cost for this coverage will be paid by Delphi while you remain employed by Delphi U.S.

•	Holidays: You will be Delphi's standard holiday schedule while employed in the U.S. In 2013, the 11 total holidays in the U.S. are:

January 1	July 4	December 24
January 21	September 2	December 25
March 29	November 28	December 31
May 27	November 29

•	Vacation Schedule: You will be eligible for 20 vacation days. Vacation days must be used in the calendar year or be forfeited.

•
Designated Time Off (DTO) Days: You will be eligible for 5 DTO Days. These days are generally expected to be used for personal appointments, individual sick days, funerals, etc. and must also be used in the calendar year or be forfeited.

•
Short- and Long-Term Disability: Following a six-month initial eligibility waiting period, you will be eligible to participate in Delphi's salaried short- and long-term disability plans. The short-term program generally provides for a total of 26 weeks, with the first week at 100% of base pay and the remaining 25 weeks at 60% of base pay. The long-term program will provide for 40% of your base pay for any illness or disability that extends beyond the short-term leave. You will be able to purchase long-term coverage for up to an additional 20% of base pay.

Delphi reserves the right to amend, modify and/or terminate any benefit plans, policies or programs.